EXHIBIT 10.29

IRHYTHM TECHNOLOGIES, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (“Executive”) and iRhythm Technologies, Inc. (the “Company”, and collectively with the Executive, the “Parties”) as of the date the Company and Executive have each executed this Agreement, as set forth below.  The terms of this Agreement will become effective on the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (the “Effective Date”).

RECITALS

1.The Parties previously entered into a certain employment offer letter dated [DATE] (as amended, the “Offer Letter”) and a Change of Control Severance Agreement dated [DATE] (the “Prior Agreement”).

2.The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Executive with severance benefits if Executive’s employment with the Company terminates for certain reasons in the ordinary course of business, and to provide Executive with additional severance benefits if such termination occurs following a Change of Control.

3.These severance benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company and to stay focused on the Company’s business.

4.Certain capitalized terms used in the Agreement are defined in Section [9/10] below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

5.Term of Agreement.  This Agreement will have a term of two (2) years following the Effective Date.  If Executive’s employment terminates for any reason during the term or if the Company experiences a Change of Control, including (without limitation) any termination not set forth in Section 6, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, notwithstanding any provision to the contrary in the Offer Letter or any other prior agreement entered into by the Parties (including, but not limited to, any Equity Award agreements).  Following the expiration of the two (2) year period without a written agreement by the Parties to renew or extend this Agreement, this Agreement will terminate and cease to be of any force or effect.  Notwithstanding the foregoing, in the event that the Company enters into an agreement or understanding regarding a Change of Control which limits its ability to extend this Agreement when there are fewer than twelve (12) months remaining in the term, the term of the Agreement will be extended through the twelve (12) month anniversary of such Change of Control.

6.Severance Benefits.

(a)Termination Outside the Change of Control Period.  If, outside the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will receive the following severance benefits:

(i)Salary Severance.  Continuing payments of severance pay at a rate equal to Executive’s annual base salary, at the highest rate in effect during the term of this Agreement, for [Tier 1: eighteen (18) /Tier 2: nine (9) /Tier 3: six (6)] months from the date of Executive’s termination of employment, which will be paid in accordance with the Company’s regular payroll procedures.

(ii)Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will pay Executive’s group health insurance provider the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [Tier 1: eighteen (18) /Tier 2: nine (9) /Tier 3: six (6)] months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such payments, the “COBRA Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [Tier 1: eighteen (18) /Tier 2: nine (9) /Tier 3: six (6)] payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iii)[Tier 1: Extension of Exercise Period for Vested Stock Options:   Notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option agreement, Executive’s outstanding and vested Original Options as of the Executive’s termination of employment date will remain exercisable until the eighteen (18) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for either Original Option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.]

(b)Termination within the Change of Control Period.  If, within the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability or Executive resigns from such employment for Good Reason, then, subject to Section [8/9], Executive will receive the following severance benefits from the Company:

(i)Salary Severance. A lump sum severance payment equal to [Tier 1: twenty-four (24) /Tier 2: fifteen (15) /Tier 3: nine (9)] months of Executive’s annual base salary, at the highest rate in effect during the term of this Agreement, which will be paid in accordance with the Company’s regular payroll procedures.  For the avoidance of doubt, if (A) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 6(a)(i); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 6(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 6(b)(i), less amounts already paid under Section 6(a)(i).

(ii)Bonus Severance. Executive will receive a lump-sum payment, payable in accordance with the Company’s regular payroll procedures, equal to [Tier 1 & Tier 2: one hundred percent (100%) /Tier 3: seventy-five percent (75%)] of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs.  For avoidance of doubt, the amount paid to Executive pursuant to this Section 6(b)(ii) will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iii)Continued Employee Benefits.  If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will pay Executive’s group health insurance provider the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [Tier 1: twenty-four (24) /Tier 2: fifteen (15) /Tier 3: nine (9)] months from the date of Executive’s termination of employment, (B) the date upon which

Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such payments, the “COC Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the COC Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [Tier 1: twenty-four (24) /Tier 2: fifteen (15) /Tier 3: nine (9)] payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iv)Equity.  Executive will be entitled to accelerated vesting as one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding Equity Awards.  If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

(v)[Tier 1: Extension of Exercise Period for Vested Stock Options:   Notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option agreement, Executive’s outstanding and vested Original Options as of the Executive’s termination of employment date will remain exercisable until the eighteen (18) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for either Original Option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.]

(c)Voluntary Resignation; Termination for Cause.  If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices.

(d)Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices.

(e)Accrued Compensation.  For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(f)Transfer between the Company and Affiliates.  For purposes of this Section 6, if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated other than for Cause, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.

(g)Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity.  Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment or in connection with a Change of Control other than those benefits expressly set forth in this Section 6.

7.Conditions to Receipt of Severance.

(a)Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Sections 6(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.  Except as required by Section 7(b), any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, a date within the ten (10) business day period following the date the Release becomes effective and irrevocable.  Except as required by Section 7(b), any installment payments that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive within ten (10) business days following the date the Release becomes effective and irrevocable, and the remaining payments will be made as provided in the Agreement.

(b)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(b)(iii).  Except as required by Section 7(b)(iii), any installment payments that constitute Deferred Payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.  In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(v)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vi)The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

8.Tier 1:  Treatment of Original Options in the Event of a Change of Control.  In the event of a Change of Control where the Aggregate Amount is equal to or greater than $400,000,000, and provided Executive remains an employee of the Company or an Affiliate through the date of such Change of Control, Executive’s Original Options, to the extent unvested and outstanding on the date of such Change of Control, will accelerate and vest as to twenty-five percent (25%) of the total number of shares subject to the Original Options (provided that if fewer than twenty-five percent (25%) of the total number of shares subject to the Original Options remain unvested and outstanding, all such remaining unvested shares will vest).  For the avoidance of any doubt, the remaining shares subject to the Original Options will continue to vest in accordance with the terms and conditions of the Original Options as if the shares that vested in connection with the Change of Control came from the shares subject to the Original Options that would have vested at the end of each Original Option’s vesting schedule.  For the further avoidance of any doubt, if any stock options held by Executive, including the Original Options, are not assumed or substituted for in connection with a Change of Control, 100% of the shares subject to such stock options, to the extent outstanding and unvested, will fully vest and become exercisable pursuant to the terms and conditions of the 2006 Stock Plan, as amended.]

9. 1Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section [8/9], would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 6 will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

[1]

For Mr. King/Tier 1, this will be Section 9 due to the immediately preceding “Treatment of Original Options in the event of a Change in Control.”  For others it will be Section 8 and any bracketed section references will need to change to reflect the removal of Mr. King’s Section 8.

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of Equity Awards; or (iv) reduction of employee benefits. In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Equity Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) immediately prior to Change of Control, whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section.

10.Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)Affiliate.  “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.

(b)Cause.  “Cause” means (i) Executive’s conviction of, or plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude; (ii) Executive’s admission or conviction of, or plea of guilty or nolo contendre to, an intentional act of fraud, embezzlement or theft in connection with Executive’s duties or in the course of employment with the Company or an Affiliate; (iii) Executive’s intentional wrongful damage to property of the Company or an Affiliate; (iv) intentional unauthorized or wrongful use or disclosure of secret processes or of proprietary or confidential information of the Company or an Affiliate (or any other party to whom Executive owes an obligation of nonuse or nondisclosure as a result of Executive’s employment relationship with the Company or an Affiliate), including but not limited to trade secrets and customer lists; (iv) Executive’s violation of any agreement not to compete with the Company or an Affiliate or to solicit either its customers or employees on behalf of competitors while remaining employed with the Company or an Affiliate; (v) Executive’s intentional violation of any policy or policies regarding ethical conduct; (vi) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee which materially harms the Company or an Affiliate, or (vii)

Executive’s intentional or continued failure to perform Executive’s duties with the Company or an Affiliate, as determined in good faith by the Company or an Affiliate after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment to avoid termination for Cause, and an opportunity to cure within thirty (30) days of receipt of such notice.

(c)Change of Control.  “Change of Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)Any action or event occurring within an one‑year period, as a result of which less than a majority of the members of the Board are Incumbent Directors.  “Incumbent Directors” will mean members of the Board who either (A) are members of the Board as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board); or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)Change of Control Period.  “Change of Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change of Control.

(e)Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(f)Deferred Payment.  “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(g)Disability.  “Disability” means that the Executive has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment.  In the event that the Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(h)Equity Awards.  “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(i)Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:  (i) a material reduction by the Company of Executive’s base salary in effect immediately prior to such reduction; (ii) a material reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction; or (iii) Executive’s relocation at the Company’s direction to a facility or location more than fifty (50) miles from Executive’s then present location of providing services.  Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

(j)[Tier 1:  Original Options.  “Original Options” means the initial stock option granted to Executive on September 27, 2012 to purchase a number of shares of common stock of the Company equal to five percent (5%) of the shares of the Company, and the supplemental stock option granted to Executive on June 13, 2013 to purchase a number of shares of common stock of the Company equal to the sum of (i) five percent (5%) of the shares of the Company on a fully diluted basis less (ii) the shares subject to the initial stock option, each as set forth in the Offer Letter.]

(k)Section 409A.  For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(l)Section 409A Limit.  For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred

11.Successors.

(a)The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.Notice.

(a)General.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) twenty four (24) hours after confirmed facsimile transmission, (iii) one business day after deposit with a recognized overnight courier or (iv) three business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (a) if to Executive, at the address Executive shall have most recently furnished to the Company in writing, (b) if to the Company, at the following address:

iRhythm Technologies, Inc.

650 Townsend Street, Suite 500

San Francisco, California 94063

Attention: [General Counsel]

(b)Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section [11/12(a)] of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

13.Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its Affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

14.Miscellaneous Provisions.

(a)No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement.  This Agreement, together with the terms of the Offer Letter and any Equity Award or Equity Award agreements that do not pertain to the provision of payments or benefits in connection with a termination of employment and/or an event that constitutes a Change of Control, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, but not limited to, the Prior Agreement and terms within the Offer Letter that provide for payments or benefits in connection with a termination of employment and/or an event that constitutes a Change of Control.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	IRHYTHM TECHNOLOGIES, INC.

	By:	/s/

Title:

EXECUTIVE		/s/
[NAME]

[Signature Page to Change of Control and Severance Agreement]